EXHIBIT 99.1

AMERCO Announces Rule 144A Private Offering
of $275 Million Senior Notes

Reno, Nevada — Sept. 27, 2002 — AMERCO (Nasdaq:UHAL) today announced that it intends to issue approximately $275 million principal amount of senior notes due 2009 in a Rule 144A private offering.

AMERCO plans to use the net proceeds from the offering to repay all of its outstanding borrowings under its revolving credit facility and for general corporate purposes. AMERCO intends to use the availability created under the revolving credit facility and cash on hand to repay its $100 million of notes payable under Bond Backed Asset Trust due through 2032 and $175 million of Notes due May 15, 2003.

The senior notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. At the time of the offering, the senior notes will not be registered under the Securities Act of 1933. Therefore, the senior notes may not be offered or sold absent registration under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior notes, nor shall there be any sale of the senior notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

AMERCO is the holding company for its subsidiaries including U-Haul International, Inc., Amerco Real Estate Company, Republic Western Insurance Company and Oxford Life Insurance Company. For more information visit AMERCO’s web site at http://www.uhaul.com.